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                                                                 Exhibit 3.9

                         ARTICLES OF AMENDMENT TO THE AMENDED
                      AND RESTATED ARTICLES OF INCORPORATION OF

                                 I-LINK INCORPORATED

     Pursuant to the Amended and Restated Articles of Incorporation of the Corporation, as amended (the "Articles of Incorporation") and the provisions of Section 607.1003 of the Florida Business Corporation Act, the Shareholders of the Corporation have resolved to amend Article III(a) of the Articles of Incorporation, as set forth in Section B. herein.

     Pursuant to Article III(b) of the Articles of Incorporation, and the provisions of Section 607.0602 of the Florida Business Corporation Act, the board of directors of the Corporation (the "Board of Directors") has resolved to amend Article III of the Articles of Incorporation, as set forth in Section C. herein.

A.   The name of the corporation is I-Link Incorporated.

B. Article III of the Articles of Incorporation shall be amended by the substitution of the following paragraph (a) for paragraph (a) of Article III:

          "(a) One Hundred Fifty Million (150,000,000) shares of common stock, having a par value of $.007 per share (the "Common Stock"); and"

C. Article III is hereby amended by adding Section III(k), which shall read in its entirety as follows:

          "(k) Of the ten million (10,000,000) shares of Preferred Stock authorized hereunder, twenty thousand (20,000) shares of Preferred Stock shall be designated as Series N Convertible Preferred Stock (the "Series N Preferred Stock"), shall have a par value of $10.00 per share, and shall have the following rights and preferences:

     1. DIVIDENDS. If and when dividends are declared by the Board of Directors on the shares of Common Stock, the holders of Series N Preferred Stock shall be entitled to receive the same dividend as declared on the shares of Common Stock based on the number of shares of Common Stock which would have been held by the holder of each issued and outstanding share of Series N Preferred Stock, if that share of Series N Preferred Stock had been converted in accordance with Section III(k)(4) below to shares of Common Stock immediately prior to the record date for the dividend.



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     2.   LIQUIDATION, DISSOLUTION OR WINDING UP.

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the sale of all or substantially all of its assets, or the merger or consolidation of the Corporation as a result of which the then shareholders of the Corporation do not continue to hold more than a 67% interest in the successor entity or a transaction or series of related transactions in which the Corporation's shareholders transfer more than 33% of the voting power of the Corporation (each such event, a "Liquidation"), except as provided in Section III(k)(2)(b) below, the holder of each share of Series N Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before payment to the holders of Common Stock by reason of their ownership thereof, an amount (the "Liquidation Price"), payable in cash (and, to the extent sufficient cash is not available for such payment, property at its fair market value), equal to $1,000.00 per share.

          (b) If upon any such Liquidation the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series N Preferred Stock and the holders of shares of the Class C Preferred Stock, the Series F Preferred Stock and the Series M Preferred Stock the full amount to which they shall be entitled, then the entire assets of the Corporation shall be distributed among the holders of shares of Series N Preferred Stock and the holders of shares of the Series F Preferred Stock ratably in proportion to the full amount to which such holders are entitled, prior to any distribution to holders of Class C Preferred Stock or Series M Preferred Stock.

     3. VOTING RIGHTS. Each share of Series N Preferred Stock shall entitle the holder thereof to that number of votes which is equal to the number of shares of Common Stock into which such share of Series N Preferred Stock would be convertible if that share of Series N Preferred Stock had been converted in accordance with Section III(k)(4) below to shares of Common Stock immediately prior to the record date for the vote.

     4. CONVERSION INTO COMMON STOCK. The holders of the Series N Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) RIGHT TO CONVERT. Each share of Series N Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time after January 15, 1999, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Conversion Value (as defined below) of such share by (ii) the Conversion Price (as defined below). In the event of a Liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any amounts distributable on Liquidation to the holders of Series N Preferred Stock.

          (b) CONVERSION VALUE. The "Conversion Value" of each share of Series N Preferred Stock shall be $1,000.00.


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          (c)  CONVERSION PRICE.

               (i) The Conversion Price (the "Conversion Price") shall be determined in the manner set forth in subsection (III)(k)(4)(c)(ii) below and without regard to the provisions of subsection (III)(k)(4)(c)(iii) below; provided, however, that when, as and if a plurality of eligible voting shares outstanding approve the use of the provision set forth in Section
(III)(k)(4)(c)(iii) in lieu of that provision set forth in subsection
(III)(k)(4)(c)(ii) for purposes of determining the Conversion Price hereunder at a duly convened shareholders meeting, then from and after the date of such vote, the Conversion Price shall be computed as set forth in subsection
(III)(k)(4)(c)(iii) and without regard to the provisions set forth in subsection (III)(k)(4)(c)(ii).

               (ii) The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series N Preferred Stock without the payment of additional consideration by the holder thereof shall initially be $2.78. The Conversion Price, and the rate at which shares of Series N Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in this Section III(k)(4).

               (iii) The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series N Preferred Stock without the payment of additional consideration by the holder thereof shall initially be $2.78. The Conversion Price shall reset ("Reset") to the lowest of, but in no event lower than $1.25, (i) 110% of the average trading price for any 20 day period subsequent to the date any Series N preferred stock is first issued (the "Original Issue Date"), (ii) the price at which common stock or common stock equivalent is issued (whether by conversion, exercise or otherwise but excluding options granted to employees or issued to consultants of the Company or warrants which, in each such case, are outstanding as of the Original Issue Date), (iii) the exercise price or conversion rate of any new options, warrants, preferred stock or other convertible security (excluding options granted to employees, directors or consultants pursuant to stock option plans adopted by the Board of Directors and approved by the Compensation Committee of the Board of Directors after the Original Issue
Date) and (iv) if at any time the "Conversion Price" set forth in Section III(j)(5)(c) for which the Series F Convertible Preferred Stock is converted into the Corporation's Common Stock is less than the applicable Conversion Price for the Series N Preferred Stock then in effect, then and in any such event, the Conversion Price for the Series N Preferred Stock shall be reduced to equal the Conversion Price of the Series F Convertible Preferred Stock. The Conversion Price, and the rate at which shares of Series N Preferred Stock may be converted into shares of Common Stock, shall be subject to further adjustment as provided in this Section III(k)(4).

          (d) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series N Preferred Stock pursuant to this
Section III(k)(4). In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

          (e)  MECHANICS OF CONVERSION.

               (i) In order for a holder of Series N Preferred Stock to convert shares of Series N Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series N Preferred Stock at the office of the transfer agent for the Series N Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert

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all or any number of the shares of Series N Preferred Stock represented by such certificate or certificates. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series N Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. As of the Conversion Date, the person entitled to receive certificates of Common Stock shall be regarded for all corporate purposes as the holder of the number of shares of Common Stock to which it is entitled upon the conversion.

               (ii) The Corporation shall at all times when the Series N Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series N Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series N Preferred Stock.

               (iii) All shares of Series N Preferred Stock which shall have been surrendered for conversion as herein provided in this Section III(k)(4) shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series N Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series N Preferred Stock accordingly.

          (f)  [reserved]

          (g) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the date of first issuance of any shares of Series N Preferred Stock (the "Original Issue Date") effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased and the number of shares of Common Stock issuable upon conversion of a share of the Series N Preferred Stock shall be proportionately increased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased and the number of shares of Common Stock issuable upon conversion of a share of the Series N Preferred Stock shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

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          (h)  ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS.  In the
event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series N Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series N Preferred Stock then in effect by a fraction:

               (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

               (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; PROVIDED, HOWEVER, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series N Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series N Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

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          (i)  ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS.  In the
event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series N Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series N Preferred Stock been converted on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series N Preferred Stock.

          (j)  ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, OR SUBSTITUTION.
If the Common Stock issuable upon the conversion of the Series N Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event each holder of the Series N Preferred Stock shall have the right thereafter to convert each such share of Common Stock issuable upon the conversion of the Series N Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series N Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

          (k) ADJUSTMENT FOR MERGER OR REORGANIZATION. In case of any consolidation or merger of the Corporation with or into another corporation, each share of Series N Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series N Preferred Stock would have been entitled upon such consolidation or merger; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section III(k)(4) set forth with respect to the rights and interest thereafter of the holders of the Series N Preferred Stock, to the end that the provisions set forth in this
Section III(k)(4) (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series N Preferred Stock.

          (l) NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of

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this Section III(k)(4) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series N Preferred Stock against impairment.

          (m) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section III(k)(4), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series N Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series N Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments; (ii) the Conversion Price then in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series N Preferred Stock.

          (n)  NOTICE OF RECORD DATE.  In the event:

               (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

               (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

               (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation; or

               (iv)    of the Liquidation of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series N Preferred Stock, and shall cause to be mailed to the holders of the Series N Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating:

                    (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                    (B) the date on which such reclassification, consolidation, merger, or Liquidation is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock

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for securities or other property deliverable upon such reclassification, consolidation, merger, or Liquidation."

D. The amendment set forth in the foregoing Section B was duly approved and adopted by the majority of all votes entitled to be cast by the Shareholders of the Corporation at a meeting held on April 14, 1999, pursuant to the provisions of the Florida Business Corporation Act. The number of votes cast were sufficient for approval.

E. The amendment set forth in the foregoing Section C was duly adopted by the Board of Directors without the requirement of shareholder action by unanimous written consent as of June 16, 1999, pursuant to the provisions of the Florida Business Corporation Act.


                                     * * * * *

     IN WITNESS WHEREOF, I-Link Incorporated has caused these Articles of Amendment to the Amended and Restated Articles of Incorporation to be executed by its President and attested to by its Secretary this ____ day of June, 1999.

                                   I-LINK INCORPORATED


                                   By:  ___________________________
                                        John E. Edwards, President
ATTEST:


_________________________
David E. Hardy, Secretary


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